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                                EXHIBIT 3(a)(2)

                           CERTIFICATE OF AMENDMENT
                                     TO THE
                      AMENDED ARTICLES OF INCORPORATION
                                       OF
                               SYMIX SYSTEMS, INC.


          THE UNDERSIGNED, being the President and Secretary, respectively, of Symix Systems, Inc., an Ohio corporation (the "Company"), do hereby certify that at a meeting of the shareholders of the Company duly called for such purpose, held on July 8, l996, at which a quorum of the shareholders of the Company was represented in person or by proxy, the following resolution was adopted to amend the Amended Articles of Incorporation of the Company by the affirmative vote of the holders of shares of the Company entitling them to exercise at least two-thirds of the voting power of the Company at such meeting.

               RESOLVED, that the first paragraph of Article FOURTH of the Amended Articles of Incorporation of the Company be amended to read in its entirety as follows:

               FOURTH: the authorized number of shares of the Corporation shall be 21,000,000, of which 20,000,000 shares shall be common shares, each without par value, and l,000,000 shares shall be preferred shares, each without par value.

          IN WITNESS WHEREOF, the undersigned, being the President and Secretary, respectively, of Symix Systems, Inc., acting for and on behalf of said Company, have hereunto subscribed their names this 8th day of July, 1996.



By:  /s/ Stephen A. Sasser              By:  /s/ Lawrence W. DeLeon
    -------------------------              ---------------------------
     Stephen A. Sasser                       Lawrence W. DeLeon
     President                               Secretary





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